Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of VCI Global Limited (the “Company”) of our report dated May 13, 2025 relating to the audit of the consolidated statement of financial position of the Company as of December 31, 2024 and 2023, and the consolidated statements of profit or loss and other comprehensive income/(loss), changes in equity, and cash flows in each of the years for the three-year period ended December 31, 2024, and the related notes included herein.

We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
March 30, 2026	Certified Public Accountants
PCAOB ID: 1171